AGREEMENT


     Reference is made to that certain "Purchase and Sale Agreement", dated as of November 10, 1995, by and between Casablanca Resorts Development of Anguilla Ltd. ("CRDAL"), as "Seller", and Sonesta Hotels of Anguilla, Ltd. ("Sonesta"), as "Purchaser", (together with the Exhibits attached thereto, the "P&S"), as subsequently modified by that certain "Agreement", dated as of November 1995, by and between CRDAL and Sonesta (the "Agreement") (the P&S and Agreement shall hereafter together be referred to as the "CRDAL/Sonesta Agreement"). This
agreement  is  intended  to  amend  certain   provisions  of  the  CRDAL/Sonesta
Agreement.

     WHEREAS, under the provisions of Section 2.2 of the P&S, CRDAL agreed to reduce the "Purchase Price" by offsetting against the Purchase Price the amount(s) of costs and expenses described in subsections (i), (ii) and (iii) of said Section 2.2; and

     WHEREAS, pursuant to Section 1 of the Agreement, CRDAL and Sonesta agreed to defer implementation of the offset described in Section 2.2 of the P&S, and agreed that CRDAL would instead pay such amounts to Sonesta from the first business interruption and/or rental value proceeds received by CRDAL; and

     WHEREAS, CRDAL received U.S. $450,000 of rental value proceeds in December 1995, but has not paid any of such funds to Sonesta--CRDAL having represented to Sonesta that such funds were used to repair and restore the Resort (as defined below)--and CRDAL currently owes Sonesta approximately U.S. $400,000 pursuant to
Section 2.2 of the P&S ("Expense Reimbursement"); and

     WHEREAS, pursuant to Section 2.2 (B) of the P&S, Sonesta is obligated to pay U.S. $500,000 to CRDAL on or before March 1, 1996 ("March 1 Payment"), however the parties acknowledge that it would not be fair or appropriate for Sonesta to pay said March 1 Payment to CRDAL while CRDAL continued to owe the Expense Reimbursement to Sonesta, unless the parties amended their existing agreements;

     NOW THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend their existing agreements as follows:

1. March 1 Payment. Upon the execution of this Agreement, Sonesta shall pay the March 1 Payment to CRDAL, without offset or reduction.

2.  Assignment  of  Business  Interruption  Claim.  Upon the  execution  of this
Agreement, CRDAL shall execute such form(s) of assignment and related documentation as Sonesta may require in order to effect an assignment of all interests CRDAL may have to any and all business interruption claims (whether asserted or unasserted), and business interruption proceeds, for the period of September 5, 1995 through February 29, 1996, pertaining to the operation of Casablanca Resort, Anguilla (now Sonesta Beach Resort Anguilla) (the "Resort"). Any such business interruption proceeds for the period stated above that are actually paid to Sonesta shall be credited towards the Expense Reimbursement, and all such funds in excess of the Expense Reimbursement shall, promptly following receipt by Sonesta, be paid to CRDAL.

3. Reduction of $1 Million Loan; Interest Rate. Until such time as the full amount of the Expense Reimbursement has been paid to Sonesta, the One Million Dollars ($1,000,000) referenced in Section 2.2 (C) of the P&S shall be reduced to Six Hundred Thousand Dollars ($600,000). This adjustment shall have effect retroactive to November 28, 1995. In the event that the aggregate business interruption proceeds that are finally determined to be payable with respect to the period of September 5, 1995 through February 29, 1996, if any, and which are actually paid to Sonesta (per Section 2 above), total less than the full amount of the Expense Reimbursement (the "BI Deficiency"), the amounts payable by Sonesta to CRDAL under Section 2.2 (C) of the P&S shall be deemed to have been reduced dollar for dollar by the amount of the BI Deficiency and CRDAL shall not thereafter be responsible for payment of the outstanding balance of the Expense Reimbursement. Upon Sonesta's receipt of such business interruption proceeds equal to the full amount of the Expense Reimbursement, the amount referenced in said Section 2.2(C) of the P&S shall be increased to $1,000,000. The interest rate applicable to the amounts due from Sonesta to CRDAL, referenced above, shall remain 8% per annum.

4. Advances for Villa Construction Costs. Until such time as the full amount of the Expense Reimbursement has been received by Sonesta, the provisions of
Section 4 of that certain "Agreement", dated November 30, 1995 and attached as "Exhibit A" to the P&S--providing for up to $300,000 of advances by Sonesta to Kamal and Maggie Alsultany--shall be deemed null and void. Sonesta shall have no obligation to make such advances until it has received the full amount of the Expense Reimbursement.

5. CRDAL and Sonesta Acknowledgments. CRDAL and Sonesta hereby acknowledge and reaffirm the following matters which are part of their on-going agreements:

     (i) CRDAL is responsible for all of the costs, expenses and charges referenced in Section 2.2 (iii) of the P&S--including without limitation, all payroll and benefits costs incurred by Sonesta in connection with the Resort from November 28, 1995 through March 1, 1996, without set-off or reduction. (Sec. 2.2(y) of the P&S)

     (ii) The Resort's mechanical, plumbing and electrical systems, including without limitation the sewage plant, sewage system, water desalination plant, water system, air-conditioning system, laundry and kitchen systems were supposed to be fully operational and performing up to 90% of design specifications when Sonesta acquired the Resort, and if any such systems did not meet this standard, CRDAL is responsible for the costs of bringing them to this standard. (Sec. 5.1.5 of the P&S)

     (iii)The parties are aware that certain vendor(s) and others who did business with the Resort prior to Sonesta's acquisition of the Resort on November 28, 1995 have claimed that they did so in exchange for rooms and/or services at the Resort; the parties agree that as between CRDAL and Sonesta, Sonesta is not responsible for such claims. (Secs. 5.1.6 and 6.7.2 of the P&S)

The above acknowledgments and reaffirmations are not intended to limit or waive any other outstanding obligation or the performance of any other term, provision, covenant or commitment by either party, or in any way imply that the above matters are any more important or have greater precedence than any other between the parties, and are set forth solely for the purpose of clarification.

6. Estoppel. CRDAL hereby acknowledges and avers that it is not aware of any breach, default or non-performance by Sonesta (or its affiliates) under any agreement to which CRDAL and Sonesta are parties.

7. Other Provisions Unaffected. The provisions of this agreement are intended to amend only those provisions of the P&S, the Agreement, and the "Agreement" attached as "Exhibit A" to the P&S to which they specifically apply. All other provisions of said P&S, Agreement and "Agreement" not specifically amended by this agreement shall remain unchanged and in full force and effect.

8. Opportunity to Review/No Duress. The parties agree and acknowledge that both of them had the opportunity to review this agreement, prior to signing, with legal counsel of their choice and, further, agree and acknowledge that they have signed this agreement willingly and without duress.

9. No Assignment. CRDAL warrants and represents that it has not previously assigned any right, benefit or interest under the P&S or the
Agreement--including without limitation its interest in the business interruption claim referenced in Section 2 above--to any party other than Sonesta.

10. Right of Offset. Notwithstanding that Section 6.14 of the P&S has survived (pursuant to Section 11.15 of the P&S) and continues to apply, the parties hereby reiterate that, in addition to any other rights it may have, Sonesta may offset against its payment obligations under Section 2.2 of the P&S any costs, expenses or liabilities (contingent or actual) resulting from any claim, action, demand or liability against CRDAL, including without limitation any liability, costs and expenses Sonesta (or its affiliates) incurs in connection with CRDAL's termination of its agreement(s) with Franklyn D. Resorts Ltd.

11. Miscellaneous. The following sections of the P&S are hereby incorporated herein by reference: 11.1, 11.2, 11.3, 11.5 ("Purchaser" deemed to refer to Sonesta, "Seller" deemed to refer to CRDAL), 11.8, 11.9, 11.1, and 11.12.


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



     IN WITNESS WHEREOF, CRDAL and Sonesta have executed this Agreement on the date(s) set forth below, effective as of March 1, 1996.


March    , 1996               SONESTA HOTELS OF ANGUILLA, LTD.
      ---
                              By: /S/
                                  -----------------------------------------
                              Printed name:
                                           --------------------------------
                              Its:
                                  -----------------------------------------

March    , 1996               CASABLANCA RESORTS DEVELOPMENT OF
      ---                     ANGUILLA LIMITED

                              By: /S/
                                  -----------------------------------------
                              Printed name:
                                           --------------------------------
                              Its:
                                  -----------------------------------------


The undersigned hereby execute this agreement in order to (i) acknowledge and agree to their continuing joint and several personal guaranty(ies) of CRDAL's obligations under the P&S, the Agreement, and this agreement and (ii) acknowledge their agreement to the provisions of Section 4 of this agreement.

March    , 1996               /S/
      ---                     -------------------------
                              Kamal Alsultany

March    , 1996               /S/
      ---                     -------------------------
                              Maggie Alsultany

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